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                                                                     Exhibit 2.3


                               CLARUS CORPORATION
                               ------------------

                        2000 Declaration of Amendment to
                            Stock Incentive Plan of
                   Software Architects International, Limited

     THIS 2000 DECLARATION OF AMENDMENT (the "Amendment') made on this 31st day of May, 2000, by CLARUS CORPORATION ("Clarus"), a corporation duly organized and existing under the laws of the State of Delaware, to the Stock Incentive Plan of Software Architects International, Limited (the "Plan").

                                R E C I T A L S:

     WHEREAS, the Plan provides for the grant of options, stock appreciation rights and restricted awards to selected employees, directors and independent contractors of Software Architects International, Limited, an Irish incorporated limited liability company ("SAI"), and related entities; and

     WHEREAS, the Board of Directors and shareholders of SAI have adopted the Plan; and

     WHEREAS, pursuant certain transactions (the "Acquisition") contemplated pursuant to that certain Stock Purchase Agreement dated May 31, 2000 (the "Purchase Agreement") by and among SAI Recruitment Limited, i2Mobile.com Limited, SAI America Limited and SAI (collectively the "Companies") and the shareholders of the Companies and Clarus, SAI Ireland, Limited ("SAI"), SAI has become a wholly-owned subsidiary of Clarus;

     WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, Clarus has agreed to assume the Plan and the options outstanding under the Plan as of the date of the Acquisition, subject to certain conditions contained in the Purchase Agreement; and

     WHEREAS, pursuant to Section 2.4 of the Purchase Agreement and Section 12 of the Plan, the Board of Directors of Clarus (the "Board of Directors" or the "Board") has authority to amend the Plan, subject to certain exceptions not applicable herein; and

     WHEREAS, the Board of Directors desires to amend the Plan to reflect Clarus' assumption of the Plan, and to make certain other amendments designed to facilitate administration of the Plan and further the purposes of the Plan;

     NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, as follows:

     1. All references in the Plan to the term "Stock," including but not limited to the definition of such term in Section 1 of the Plan, shall hereinafter refer to the common stock of Clarus, $.0001 par value. All references to an "Award," "Stock Option," "Options," "Stock
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Appreciation Rights" (or "SARs"), "Restricted Stock Awards," "Restricted Units,"
and "Restricted Stock Awards," including but not limited to the definitions of such terms as contained in Section 1 of the Plan, shall hereinafter pertain to rights with a value, if any, related to the common stock of Clarus.

     2. All references to the "Board" or the "Board of Directors" shall hereinafter refer to the Board of Directors of Clarus, and all references to the "Committee" shall hereinafter refer to the Compensation Committee of the Board.

     3. Section 2 ("Administration") of the Plan shall hereby be amended by adding the following sentence at the end of Section 2(b):

     "Without limiting the effect of the foregoing, the Committee may also adopt sub-plans applicable to particular subsidiaries or related entities, or to particular participants, which sub-plans may be designed to comply with applicable law. The rules of such sub-plans may take precedence over other provisions of the Plan, but, unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan."

     4. Section 2 ("Administration") of the Plan shall hereby be further amended by adding a new Section 2(c), as follows:

     "Notwithstanding Section 2(b), the Committee may delegate to the chief executive officer or president of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Committee in the Plan and summarized in Section 2(b) herein with respect to such Awards, to any eligible individual, provided, however, that, pursuant to the terms of Section 5 herein, such individual may not be an officer or director of the Corporation. To the extent that the Committee has delegated authority to grant Awards pursuant to this Section 2(c) to the chief executive officer or president, references to the 'Committee' shall include references to such person, subject, however, to the requirements of the Plan and applicable law."

     5. Section 4 ("Shares of Stock Subject to the Plan") shall be amended by deleting the first sentence of Section 4(a) and inserting the following in lieu thereof:

     "Subject to adjustment as provided in Section 4(c), the number of shares of Stock that may be issued pursuant to Awards shall equal the sum of (i) 750,000 shares of Stock; and (ii) any shares of Stock that are represented by Awards granted under the Plan which are forfeited, expire or are canceled or terminated without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Corporation."

     6. Section 5 ("Eligibility") shall be amended by deleting the first sentence of Section 5(a) and inserting the following in lieu thereof:

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          "(a)  The individual is (i) either an employee of the Corporation or a related entity, (ii) a director of a subsidiary or other related entity of the Corporation, or (iii) an independent contractor, consultant or advisor (collectively, "independent contractors") providing services to the Corporation or a related entity; provided, however, that, notwithstanding the foregoing, no director or officer of the Corporation shall be eligible to participate in the Plan."

     7. Section 6(b) ("Option Price; Date of Grant; Fair Market Value") of the Plan shall hereby by amended by deleting the first sentence of Section 6(b)(ii) and inserting the following in lieu thereof:

     "For the purposes of the Plan, unless an individual agreement provides otherwise, the Fair Market Value of the shares shall be determined in good faith by the Committee in accordance with the following provisions: (A) if the shares of Stock are quoted on the Nasdaq Stock Market (or, if not quoted on the Nasdaq Stock Market, then listed for trading or reported on another national or international stock exchange or listing authority) (each, an "exchange"), the Fair Market Value shall be the closing sales prices of the shares on such exchange on the date immediately preceding the date the Option is granted, or if there is no transaction on such date, then on the trading date nearest preceding the date the Option is granted for which such closing price information is available; or (B) if the shares of Stock are not listed or reported on any exchange, then the Fair Market Value shall be determined by the Committee in accordance with applicable regulations."

     8. Section 6(c) ("Option Period and Limitations on the Right to Exercise Options") shall be amended by deleting the first sentence of Section 6(c)(iv) and inserting the following in lieu thereof:

          "Unless an individual agreement provides otherwise, an Option granted to a Participant who was an independent contractor or director of a subsidiary or other related entity of the Corporation at the time of grant (and who does not thereafter become an employee, in which case he shall be subject to the provisions of Section 6(c)(iii) herein) may be exercised only to the extent exercisable on the date of the Participant's termination of service to the Corporation or a related entity (unless the termination was for cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of three
     (3) months next succeeding the termination date; or (Y) the close of the option period."

     9. Section 14 ("Applicable Law") shall be amended by deleting the word "Ireland" and inserting the phrase "the State of Delaware" in lieu thereof.

     10. Section 18 ("Certain Definitions") shall be amended by inserting the following as new Section 18(g):

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     "Except as may be otherwise provided in Section 14 herein, 'applicable law'
     or 'applicable laws' shall include applicable U.S. federal, state and local laws and shall also include the laws, rules, regulations, procedures and ordinances of the foreign jurisdictions in which participants reside or which otherwise apply to such participants."

     11. Except as otherwise expressly provided herein, the remainder of the Plan shall be unchanged, and the Plan shall remain in full force and effect as in force prior to this Amendment.

     IN WITNESS WHEREOF, Clarus has caused this Amendment to be executed on the day and year first above written.

                              CLARUS CORPORATION

                              By: /s/ Stephen P. Jeffery
                                  ----------------------
                                  Stephen P. Jeffery

ATTEST:

/s/ Mark D. Gagne
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Mark D. Gagne, Secretary

[CORPORATE SEAL]

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